Registration No.__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	54-1317776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100
(Address including zip code of Principal Executive Offices)
THE BRINK’S COMPANY 2017 EQUITY INCENTIVE PLAN
(Full title of the plan)
McAlister C. Marshall, II
General Counsel
The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100
(804) 289-9600
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☒            Accelerated filer            ☐
Non-accelerated filer    ☐            Smaller reporting company    ☐
(Do not check if a smaller reporting company)        Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share	6,500,000 (1)	$60.525 (2)	$393,412,500 (2)	$45,596.51 (2)

(1)
This Registration Statement on Form S-8 covers shares of common stock, par value $1.00 per share (the “Common Stock”) of The Brink’s Company (the “Company” or the “Registrant”) (i) issuable pursuant to The Brink’s Company 2017 Equity Incentive Plan (the “Plan”) or (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated pursuant to Rules 457(h) and 457(c) under the 1933 Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on May 2, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.        Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.
(1)    The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2016.
(2)    All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2016.
(3)    The description of the Registrant’s common stock, attached as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission as of December 4, 1995, including any amendment thereto or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.        Description of Securities.
Not applicable.
Item 5.        Interests of Named Experts and Counsel.
Certain legal matters with respect to the validity of the shares of common stock registered hereby will be passed upon for the Company by McAlister C. Marshall, II, Esq., who is employed by the Company as Senior Vice President, General Counsel and Chief Administrative Officer. Mr. Marshall beneficially owns shares of Common Stock and he holds options to purchase Common Stock and units representing Common Stock. Mr. Marshall is eligible to participate in the Plan.

Item 6.        Indemnification of Directors and Officers.

Under the Virginia Stock Corporation Act, unless otherwise required by its Amended and Restated Articles of Incorporation, the Company is required to indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Company against reasonable expenses incurred in connection with the proceeding. Such Act also authorizes Virginia corporations to provide additional indemnification in certain specified instances. Accordingly, Article VIII of the Amended and Restated Articles of Incorporation of the Company provides that each officer, director or employee of the Company shall be entitled to indemnity, including indemnity with respect to a proceeding by or in the right of the Company, to the fullest extent required or permitted under the provisions of the Virginia Stock Corporation Act as in effect from time to time, except for an indemnity against willful misconduct or a knowing violation of the criminal law. Furthermore, the Company is required to promptly pay for or reimburse the reasonable expenses, including attorneys’ fees, incurred by an officer, director or employee of the Company in connection with any proceeding (whether or not made a party) arising from his or her status as such officer, director or employee, in advance of final disposition of any such proceeding upon receipt by the Company from such officer, director or employee of (a) a written statement of good faith belief that he or she is entitled to indemnity by the Company and (b) a written undertaking, executed personally or on his or her behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he or she did not meet the applicable standard of conduct.
Certain officers of the Company have indemnification contracts with the Company. The contracts provide indemnification to the same extent as the Company’s Amended and Restated Articles of Incorporation and provide for the advancement of attorneys’ fees. The Company also has directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers.
Item 7.        Exemption From Registration Claimed.
Not applicable.
Item 8.        Exhibits.
See Exhibit Index.
Item 9.        Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to The Brink’s Company 2017 Equity Incentive Plan not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on the 5th day of May, 2017.

THE BRINK’S COMPANY
By:	/s/ Douglas A. Pertz
Name:	Douglas A. Pertz
Title:	President and Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Douglas A. Pertz	President and Chief Executive Officer (Principal Executive Officer)	May 5, 2017
Douglas A. Pertz
/s/ Ronald J. Domanico	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 5, 2017
Ronald J. Domanico
/s/ Thomas R. Colan	Controller (Principal Accounting Officer)	May 5, 2017
Thomas R. Colan
*	Director	May 5, 2017
Paul G. Boynton
*	Director	May 5, 2017
Ian D. Clough
*	Director	May 5, 2017
Susan E. Docherty
*	Director	May 5, 2017
Peter A. Feld
*	Director	May 5, 2017
Reginald D. Hedgebeth
*	Director	May 5, 2017
Michael J. Herling
*	Director	May 5, 2017
George I. Stoeckert

* By:	/s/ Douglas A. Pertz
Douglas A. Pertz, Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

4.1	Second Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q filed July 31, 2015)

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed January 25, 2017)

5.1	Opinion of McAlister C. Marshall, II, Esq., General Counsel

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of McAlister C. Marshall, II, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney

99.1	The Brink’s Company 2017 Equity Incentive Plan (incorporated herein by reference to Appendix C to the Registrant’s proxy statement dated March 20, 2017)